EXHIBIT 10.1

NOVEMBER 2007 AMENDMENT AGREEMENT

THIS NOVEMBER 2007 AMENDMENT AGREEMENT (this “Agreement”) is made as of November 16, 2007, among Galaxy Energy Corporation, a Colorado corporation (“Galaxy” or the “Company”), the Subsidiaries (as defined below), HFTP Investments LLC (“HFTP”), Promethean I Master, Ltd. (f/k/a Gaia Offshore Master Fund, Ltd. ) (“Prom I”), Caerus Partners LLC (“Caerus Partners”), Promethean II Master, L.P. (“Prom II”) and Leonardo, L.P. (“Leonardo” and, collectively with HFTP, Prom I, Caerus Partners and Prom II, the “Buyers”).

W I T N E S S E T H:

WHEREAS, the Company, Caerus Fund Ltd. (“Caerus Fund”) and certain of the Buyers (the “2005 Buyers”) entered into that certain Securities Purchase Agreement, dated as of May 31, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “2005 Purchase Agreement”), pursuant to which the Company issued to the 2005 Buyers senior secured convertible notes in an aggregate original principal amount of $10,000,000 (such notes, together with any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “2005 Notes”; the shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, issuable upon conversion of the Notes being referred to herein as the “Conversion Shares”), and the 2005 Buyers were granted perpetual overriding royalty interests in the hydrocarbon production on the Company’s and Dolphin’s properties pursuant to those certain Conveyances of Overriding Royalty Interests, dated May 31, 2005;

WHEREAS, the Company entered into that certain Waiver and Amendment, dated as of December 1, 2005, with Caerus Fund, AG Offshore Convertibles, Ltd. (“AG Offshore”) and certain of the Buyers;

WHEREAS, the Company entered into that certain Waiver and Agreement, dated as of July 7, 2006, with Caerus Fund, AG Offshore and certain of the Buyers;

WHEREAS, HFTP transferred to Prom II, among other things, a portion of the 2005 Note originally issued by the Company to HFTP, pursuant to that certain Supplementary Agreement, dated as of October 31, 2006, among HFTP, Prom II and the other parties thereto, and in connection with such transfer, Prom II became a Buyer under, among other things, the 2005 Purchase Agreement;

WHEREAS, the Company entered into that certain November 2006 Waiver and Amendment Agreement, dated as of November 29, 2006, with the Buyers;

WHEREAS, Caerus Fund transferred to Caerus Partners its entire interest in, among other things, the 2005 Note originally issued by the Company to Caerus Fund, pursuant to that certain Securities Transfer Agreement, dated as of December 31, 2006, between Caerus Fund and Caerus Partners, and in connection with such transfer, Caerus Partners became a Buyer under, among other things, the 2005 Purchase Agreement;

WHEREAS, the Buyers believe that certain events have taken place that constitute events of default and/or triggering events under the terms of the Transaction Documents;

WHEREAS, in light of the current financial condition of the Company and the Existing Defaults, the Company and the Buyers hereby deem it advisable and in the best interests of the parties to amend each of the 2005 Purchase Agreement and the 2005 Notes as provided herein.

NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

1.  Amendment of the 2005 Notes.

a.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert the following definitions as new subsections (xvi) and (xvii), respectively, of Section 2(a) of each of the 2005 Notes immediately following subsection 2(a)(xv) and the current definitions set forth in paragraphs (xvi) and (xvii) and thereafter are hereby renumbered accordingly:

“(xvi)                      “Installment Amount” means the lesser of (A) the outstanding Principal and (B) a principal amount equal to the product of (a) Five Hundred Thousand Dollars ($500,000) and (b) the Holder’s Allocation Percentage.  In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the applicable Installment Amount equal to the product of (x) the Installment Amount and (y) a fraction of which the numerator is the principal amount of the Note transferred and of which the denominator is the original aggregate principal amount of the Note.

(xvii)                      “Installment Date” means each of November 16, 2007 (the date of that certain November 2007 Amendment Agreement, among the Company, the Holder and the other parties thereto (the “November 2007 Amendment”)), and the first Business Day of each calendar month through and including the calendar month immediately preceding the Maturity Date.”

b.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert the following definitions as new subsections (xxii) and (xxiii) of Section 2(a) of each of the 2005 Notes immediately following Section 2(a)(xxi) and replacing the previously existing definitions (and such previously existing definitions are hereby deleted) of “Maturity Date” and “Maturity Date Acceleration Event,” respectively, as follows:

“(xxii)                      “Maturity Date” means the earliest of (A) October 1, 2008, (B) the date of a Maturity Date Acceleration Event (as defined herein), and (C) such date as all amounts due under this Note have been fully paid.

(xxiii)                      “Maturity Date Acceleration Event” means any principal amount of the March 2005 Notes is outstanding on the Business Day immediately preceding the maturity date of any of the March 2005 Notes or any other date on which the principal of the March 2005 Notes is due and payable.”

c.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert a new subsection (ix) in Section 2(d) of each of the 2005 Notes, such paragraph to immediately follow Section 2(d)(viii) and to read in its entirety as follows:

“(ix)  Application of Conversion Amounts.  Any principal amount which the Holder converts in accordance with this Section 2 will be deducted first from the last scheduled payment of principal due under this Note (i.e., the principal amount payable on the Maturity Date), and then sequentially from the immediately preceding payments of principal due under this Note (i.e., the Installment Amounts and the Mandatory Early Redemption Amount), unless the Holder specifies otherwise in a Conversion Notice (in which case, the principal which Holder converts in accordance herewith shall be applied as so specified in such Conversion Notice).

d.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert the following sentence in Section 2(f)(i) of each of the 2005 Notes, such sentence to immediately follow the initial sentence thereof and to read in its entirety as follows:

“Notwithstanding the foregoing, this Section 2(f)(i) shall be of no force or effect on or after the date of the November 2007 Amendment (the “November Amendment Date”) unless and until an Event of Default or a Triggering Event shall have occurred after such date.”

e.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert the following sentence in Section 2(f)(iii) of each of the 2005 Notes, such sentence to immediately follow the last sentence thereof and to read in its entirety as follows:

“Notwithstanding the foregoing, this Section 2(f)(iii) shall be of no force or effect on or after the November Amendment Date unless and until an Event of Default or a Triggering Event shall have occurred after such date.”

f.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert a new subsection (vi) in Section 2(f) of each of the 2005 Notes, such paragraph to immediately follow Section 2(f)(v) and to read in its entirety as follows:

“(vi)                      Adjustment of Fixed Conversion Price upon Issuance of Common Stock as Payment of Permitted Subordinated Indebtedness or March 2005 Notes.  If and whenever on or after the November Amendment Date, the Company issues any Shares in payment, or upon conversion, of principal or interest under any Permitted Subordinated

Indebtedness or the March 2005 Notes (to the extent permitted by, and subject to the conditions of, Section 4(w) of the Securities Purchase Agreement) at a Subordinated Indebtedness Issue Price (as defined below) less than the Applicable Price, then immediately after such issue the Fixed Conversion Price then in effect shall be reduced to the Subordinated Indebtedness Issue Price.  For purposes hereof, “Subordinated Indebtedness Issue Price” means the quotient of (A) the aggregate principal and/or interest as to which Shares are issued as payment thereon, or upon conversion thereof, divided by (B) the number of Shares so issued, and any Shares so issued shall be deemed to have been issued at the Subordinated Indebtedness Issue Price.”

g.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 3(b) of each of the 2005 Notes is hereby deleted in its entirety and is replaced with “[Intentionally Omitted.]”.

h.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to restate Section 3(d) to each of the 2005 Notes, such Section to read in its entirety as follows:

“(d)                      Adjustment of Fixed Conversion Price Upon Redemption at Option of Holder.  In the event that Holder delivers to the Company a Notice of Redemption at Option of Holder Upon Triggering Event (the date on which such notice is delivered, the “Triggering Event Notice Date”) and the Company does not, on or prior to the first Business Day after the Triggering Event Notice Date, either pay the applicable Redemption Price (and the applicable Redemption Price of each of the Other Notes) or deliver to the Holder (and the holder of each of the Other Notes) a notice, duly executed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the Company shall file a voluntary case under Title 11, U.S. Code and any other applicable Bankruptcy Laws within four (4) Business Days of the date of delivery by the Company to the Holder of such notice (a “Bankruptcy Notice”), the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lowest Weighted Average Price of the Common Stock during the period beginning on and including the Triggering Event Notice Date and ending on and including the first Business Day following the Triggering Event Notice Date.  In the event that the Company delivers to the Holder a Bankruptcy Notice and the Company does not file a voluntary case under Title 11, U.S. Code and any other applicable Bankruptcy Laws within five (5) Business Days of the Triggering Event Notice Date, the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lowest Weighted Average Price of the Common Stock during the period beginning on and including the Triggering Event Notice Date and ending on and including the fifth Business Day following the Triggering Event Notice Date.  Notwithstanding anything to the contrary in this Section 3, (i) the Company’s delivery of a Bankruptcy Notice shall not affect the Company’s obligation to pay the Redemption Price (together with any Interest thereon) to the Holder or the Holder’s rights and remedies with respect to any failure of the Company to pay the Redemption Price to the Holder, and (ii) subject to Section 5, until the Redemption Price is paid in full, the principal of this Note to be redeemed pursuant to this Section 3(d) (together with any Interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 2.

i.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert the following sentence in Section 6(a) of each of the 2005 Notes, such sentence to immediately follow the last sentence thereof and to read in its entirety as follows:

“Notwithstanding the foregoing, the Company may only elect an Interest Conversion with respect to any Interest payable on any Interest Payment Date if the Holder has agreed in writing to the Company’s election of such Interest Conversion.”

j.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, Section 6 of each of the 2005 Notes is hereby re-titled “Interest; Installment Redemption.” and each of the 2005 Notes is hereby amended to insert new subsections (f), (g) and (h) in Section 6 of each of the 2005 Notes, such subsections to immediately follow Section 6(e) and to read in their entirety as follows:

“(f)                      Installment Redemption.  With respect to each Installment Date, the Company shall redeem all of the outstanding Installment Amount in accordance with this Section 6 (an “Installment Redemption”).  Upon an Installment Redemption, the Installment Amount shall be redeemed by the Company on such Installment Date, by the Company’s payment to the Holder on such Installment Date, by wire transfer of immediately available funds, of an amount in cash equal to the Installment Amount.  If the Company fails to redeem any Installment Amount which is outstanding on the applicable Installment Date by payment to the Holder of the Installment Amount, then in addition to any remedy the Holder may have under this Note (including Section 3) and the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof or at law or in equity), the Installment Amount payable in respect of such unredeemed Installment Amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full.  Notwithstanding anything to the contrary in this Section 6, but subject to Section 5, until the Installment Amount (together with any interest thereon) is paid in full, the Installment Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 2.

(g)           Mandatory Early Redemption.  If any Principal remains outstanding on March 1, 2008 (the “Mandatory Early Redemption Date”), then the Company shall redeem a principal amount (the “Mandatory Early Redemption Amount”) of this Note equal to the lesser of (i) the outstanding Principal and (ii) a principal amount equal to the product of (a) Six Million Dollars ($6,000,000) and (b) the Holder’s Allocation Percentage (such product, the “MaximumMandatory Early Redemption Amount”), by payment on the Mandatory Early Redemption Date to the Holder, by wire transfer of immediately available funds, of an amount equal to the Mandatory Early Redemption Amount; provided, however, that the Maximum Mandatory Early Redemption Amount shall be reduced by any payments made by the Company to the Holders pursuant to Section 6(h) hereof prior to the Mandatory Early Redemption Date.  For the avoidance of doubt, the Company agrees that the failure of the Company to pay the Mandatory Early Redemption Amount on the Mandatory Early Redemption Date shall constitute an Event of Default and any portion of the Mandatory Early Redemption Amount not paid on the Mandatory Early Redemption Date shall bear interest at a rate of two percent (2%) per month until paid in full.  Notwithstanding anything to the contrary in this Section 6, but subject to Section 5, until the Mandatory Early Redemption Amount (together with any Interest thereon) is paid in full, the Mandatory Early Redemption Amount (together with any Interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 2.

(h)           Redemption Upon Sale of Assets.  Upon the sale of any Collateral, in accordance with Section 4(h) of the Securities Purchase Agreement, the Company shall, immediately following the consummation of such sale, redeem a principal amount (in each case, a “Sale Redemption Amount”) equal to the lesser of (i) the outstanding Principal and (ii) a principal amount equal to the product of (a) the proceeds from such sale or transfer and (b) the Holder’s Allocation Percentage, by payment to the Holder, by wire transfer of immediately available funds, of an amount equal to the Sale Redemption Amount.  Notwithstanding anything to the contrary in this Section 6, but subject to Section 5, until the Sale Redemption Amount (together with any Interest thereon) is paid in full, the Sale Redemption Amount (together with any Interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 2.”

k.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert the following clause immediately prior to the period at the end of the first sentence of Section 7(a) of each of the 2005 Notes, such clause to read in its entirety as follows:

“; and provided further that, if the Weighted Average Price of Common Stock on each of the Trading Days during the twenty (20) Trading Days prior to the Company Alternative Redemption Date, and the closing price per share of Common Stock on the Trading Day immediately preceding the Company Alternative Redemption Date, is less than the Fixed Conversion Price, the Conditions to Company Alternative Redemption set forth in clauses (i), (ii), (iv) and (vii) of Section 7(c) shall be deemed to be satisfied”

l.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to restate clause (ii) of Section 7(c) of each of the 2005 Notes, such restated clause to read in its entirety as follows:

“(ii) on each day during the period beginning ninety (90) days prior to the Company Alternative Redemption Notice Date and ending on and including the applicable Company Alternative Redemption Date, the Common Stock is quoted on the OTC Bulletin Board or listed on a national securities exchange and has not been suspended from trading on such market or exchange;”

m.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to restate clause (vi) of Section 7(c) of each of the 2005 Notes, such restated clause to read in its entirety as follows:

“(vi) on each day during the period beginning ninety (90) days prior to the Company Alternative Redemption Date, the Company and its Subsidiaries otherwise shall have been in compliance in all material respects and shall not have breached or been in breach of any material provision or covenant of the Securities Purchase Agreement, the Security Documents, the Registration Rights Agreement, or any of the Notes;”

n.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to insert a new subsection (e) in Section 7 of each of the 2005 Notes, such subsection to immediately follow Section 7(d) and to read in its entirety as follows:

“(ix)  Application of Amounts Redeemed Pursuant to Company Alternative Redemption.  Any principal amount which the Company redeems in accordance with this Section 7 will be deducted first from the last scheduled payment of principal due under this Note (i.e., the principal amount payable on the Maturity Date), and then sequentially from the immediately preceding payments of principal due under this Note (i.e., the Installment Amounts and the Mandatory Early Redemption Amount), unless the Holder specifies otherwise in a notice to the Company delivered within three (3) days of the Holder’s receipt of the applicable Company Alternative Redemption Notice (in which case, the principal redeemed in accordance herewith shall be applied as so specified in such notice from the Holder).

o.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to restate clause (i) of Section 10(a), such restated clause to read in its entirety as follows:

“(i) default in payment of any Principal of this Note, including without limitation payment of any Installment Amount or the Mandatory Early Redemption Amount, any Interest on this Note, any Company Alternative Redemption Price or any Change of Control Redemption Price, when and as due;”

p.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to delete the “or” prior to clause (ix) of Section 10(a) of each of the 2005 Notes and insert the following clauses (x) and (xi) in Section 10(a), such clauses to immediately follow clause (ix) thereof and to read in their entirety as follows:

“(x) any breach of, default under, or other failure to comply with, the November 2007 Amendment; or (xi) any violation or breach of Sections 4(u), 4(v) or 4(w) of the Securities Purchase Agreement.”

q.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to restate the last sentence of Section 10(a) of each of the 2005 Notes, such restated sentence to read in its entirety as follows:

“Within two (2) Business Days after the occurrence of any Event of Default or Triggering Event, the Company shall deliver written notice thereof to the Holder and contemporaneously Publicly Disclose such occurrence and the remedies available to the holders of the Notes.  For purposes hereof, “Publicly Disclose” shall mean the Company’s public dissemination of information through the filing via the Electronic Data Gathering, Analysis, and Retrieval system of the SEC of a annual report on Form 10K, quarterly report on Form 10Q or current report on Form 8-K disclosing such information pursuant to the requirements of the 1934 Act.”

r.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, each of the 2005 Notes is hereby amended to restate Section 10(c) of each of the 2005 Notes, such Section to read in its entirety as follows:

“(c)                      Adjustment of Conversion Price Upon Acceleration.  In the event that this Note becomes due and payable pursuant to Section 10(b) hereof (the date on which this Note becomes due and payable pursuant to Section 10(b) hereof, the “Acceleration Date”) and the Company does not, on or prior to the first Business Day after the Acceleration Date, either pay the applicable Acceleration Amount (and the applicable Acceleration Amount of each of the Other Notes) or deliver to the Holder (and the holder of each of the Other Notes) a Bankruptcy Notice, the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lowest Weighted Average Price of the Common Stock during the period beginning on and including the Acceleration Date and ending on and including the first Business Day following the Acceleration Date.  In the event that the Company delivers to the Holder a Bankruptcy Notice and the Company does not file a voluntary case under Title 11, U.S. Code and any other applicable Bankruptcy Laws within five (5) Business Days of the Acceleration Date, the Fixed Conversion Price with respect to all the Principal shall be adjusted to the lowest Weighted Average Price of the Common Stock during the period beginning on and including the Acceleration Date and ending on and including the fifth Business Day following the Acceleration Date.  Notwithstanding anything to the contrary in Section 6, (i) the Company’s delivery of a Bankruptcy Notice shall not affect the Company’s obligation to pay the Acceleration Amount (together with any Interest thereon) to the Holder or the Holder’s rights and remedies with respect to any failure of the Company to pay the Acceleration Amount to the Holder, and (ii) subject to Section 5, until the Principal (together with any interest thereon) is paid in full, the Principal (together with interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 2.

s.  As amended hereby, each of the 2005 Notes remain in full force and effect.

2.  Amendment to the 2005 Purchase Agreement.

a.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, the 2005 Purchase Agreement is hereby amended to insert a new sentence into Section 4(h) of the 2005 Purchase Agreement, such sentence to immediately follow the first sentence thereof and to read in its entirety as follows:

“Notwithstanding the foregoing, the provisions of this Section 4(h) shall not apply to any Future Offering unless a Related Party is purchasing securities of the Company in such Future Offering or a Related Party is otherwise participating (other than acting on behalf of the Company) in such Future Offering.”

b.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, the 2005 Purchase Agreement is hereby amended to insert a new sentence into Section 4(r) of the 2005 Purchase Agreement, such sentence to immediately follow the last sentence thereof and read in its entirety as follows:

“Notwithstanding the foregoing, the Company may consummate a reverse split of the Common Stock approved by the Board of Directors and the shareholders of the Company.”

c.  Each of the Buyers, severally and not jointly, hereby agrees with the Company that, as of the date first above written, the 2005 Purchase Agreement is hereby amended to insert new subsections (u), (v) and (w) into Section 4 of the 2005 Purchase Agreement, such subsections to immediately follow Section 4(t) thereof and to read in their entirety as follows:

“(u)                      Sale of Collateral.  During the Reporting Period, neither the Company nor any of the Subsidiaries shall sell, transfer, assign or dispose of any Collateral (as defined in the Security Agreement), except for (a) a sale of Collateral to a third-party that is not a Related Party of the Company in an arms-length transaction approved by at least two-thirds (2/3) of the aggregate principal amount of the Notes then outstanding, and so long as all of the proceeds from such sale or transfer are used solely to redeem principal of the Notes, in accordance with Section 6(h) of each of the Notes, or (b) a sale of Hydrocarbons by the Company or the Subsidiaries to customers in the ordinary course of business, in each case to the extent such sale is not otherwise prohibited by this Agreement, the Notes or the other Transaction Documents.

(v)           Cash Payments on Permitted Subordinated Indebtedness or the March 2005 Notes.  During the Reporting Period, the Company shall not, nor will it permit any of its Subsidiaries to, make any cash payments, in payment of principal, interest, premium or otherwise, on any Permitted Subordinated Indebtedness (as defined in the Notes) or the March 2005 Notes.

(w)           Conversion of any Permitted Subordinated Indebtedness or the March 2005 Notes.  During the Reporting Period, the Company shall not convert or permit the conversion of any Permitted Subordinated Indebtedness or the March 2005 Notes into shares of Common Stock, or otherwise issue any shares of Common Stock as payment of principal, interest or any other amounts payable under, or otherwise issue shares of Common Stock in respect of, any Permitted Subordinated Indebtedness or the March 2005 Notes; provided, however, that the Company may issue shares of Common Stock in payment, or upon conversion, of principal or interest under any Permitted Subordinated Indebtedness or the March

2005 Notes, so long as such shares of Common Stock are subject to a restriction to the effect that no such shares may be resold or otherwise transferred prior to the first date on which each of the Notes have been paid or redeemed in full; and provided further that, notwithstanding the foregoing, the Company may pay up to an aggregate of $800,000 of principal and/or interest under the March 2005 Notes through the issuance of shares of Common Stock, where the foregoing restriction on transfer and resale terminates on March 31, 2008 (even if each of the Notes has not been paid or redeemed in full).  The Company shall take all steps necessary to effectuate the foregoing restriction, including placing a legend on the certificates representing any such shares of Common Stock and issuing stop transfer instructions to the Company’s transfer agent with respect to the restriction on such shares of Common Stock.

d.  As amended hereby, the 2005 Purchase Agreement remains in full force and effect.

3.  Covenants.

a.  Disclosure of Transactions and Other Material Information.  Prior to 9:00 a.m., New York time, on the first Business Day (as defined in the 2005 Notes) following the date hereof, the Company shall file a Form 8-K (the “Amendment Form 8-K”) with the Securities and Exchange Commission (the “SEC”) describing the terms of each of this Agreement and including as exhibits to such Form 8-K this Agreement, in the form required by the 1934 Act.  From and after the filing of this Amendment Form 8-K with the SEC, no Buyer shall be in possession of any material nonpublic information received from the Company or any of their respective officers, directors, employees or agents.

b.  Issuance of Amended and Restated 2005 Notes.  Promptly following the date hereof, and in no event later than three (3) Business Days following the date hereof, the Company shall issue to each of the Buyers an amended and restated 2005 Note, in a form acceptable to such Buyer, which Note shall reflect the terms of the 2005 Notes as amended through the date hereof (each, individually, a “New 2005 Note”).  Upon the issuance by the Company to each Buyer of such New 2005 Note, the 2005 Note previously held by such Buyer (each individually, the “Original 2005 Note”) will be void and of no further force and effect, and such Buyer shall promptly return such Original 2005 Note to the Company for cancellation.

c.  Fees.  Within two (2) Business Days following the execution of this Agreement by the Company and the Buyers, the Company shall reimburse each Buyer for all of the out-of-pocket fees, costs and expenses (including, but not limited to, attorneys’ fees, costs and expenses) incurred by such Buyer in connection with the negotiation and documentation of this Amendment.

4.  Representations and Warranties of the Company.  The Company represents and warrants to each of the Buyers that:

a.  Authorization; Enforcement; Validity.  Each of the Company and the Subsidiaries has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the 2005 Purchase Agreement (as amended hereby), and the 2005 Notes (as amended hereby), and to issue the Conversion Shares issuable upon conversion of the 2005 Notes (as amended hereby) in accordance with the terms of the 2005 Notes (as amended hereby).  The execution and delivery of this Agreement by the Company and the Subsidiaries and the consummation of the transactions contemplated hereby and thereby and by the 2005 Purchase Agreement (as amended hereby) and the 2005 Notes (as amended hereby), including the issuance of the Conversion Shares issuable upon conversion of the 2005 Notes (as amended hereby), have been duly authorized by the respective boards of directors of the Company and the Subsidiaries, and no further consent or authorization is required by the Company, the Subsidiaries or their respective boards of directors or shareholders.  This Agreement has been duly executed and delivered by the Company, and each of the Agreement, the 2005 Purchase Agreement (as amended hereby) and the 2005 Notes (as amended hereby) constitutes a valid and binding obligation of each of the Company and the Subsidiaries, enforceable against each of the Company and the Subsidiaries in accordance with its terms.

b.  Issuance of Securities.  Upon issuance in accordance with the 2005 Notes (as amended hereby), the Conversion Shares issuable upon conversion of the 2005 Notes (as amended hereby) will be validly issued, fully paid and nonassessable and free from all taxes and Liens (as defined in the 2005 Purchase Agreement (as amended hereby)) with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock.  Each of the amendment of the 2005 Notes pursuant hereto and the issuance by the Company of the Conversion Shares issuable upon conversion of the 2005 Notes (as amended hereby) is exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.

c.  No Conflicts.  The execution and delivery of this Agreement by each of the Company and the Subsidiaries, the performance by each of the Company and the Subsidiaries of their respective obligations hereunder, under the 2005 Purchase Agreement (as amended hereby) and under the 2005 Notes (as amended hereby) and the consummation by each of the Company and the Subsidiaries of the transactions contemplated hereby, by the 2005 Purchase Agreement (as amended hereby), and by the 2005 Notes (as amended hereby) (including the reservation for issuance and issuance of the Conversion Shares issuable upon conversion of the 2005 Notes (as amended hereby)) will not (i) result in a violation of the articles of incorporation or the bylaws of the Company or the organizational documents of any Subsidiary; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected.  The Company is not required to obtain any consent, authorization or order of or, except as required by Section 3 above, make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement, the 2005 Notes (as amended hereby), the 2005 Purchase Agreement (as amended hereby) or any of the other Transaction Documents.

d.  Payments on and Violations of Permitted Subordinated Indebtedness or March 2005 Notes.  Neither the Company nor any of its Subsidiaries (i) has made any cash payments on any Permitted Subordinated Indebtedness or the March 2005 Notes or (ii) otherwise breached or violated any provision of any subordination agreement entered into by the Company or any of its Subsidiaries with respect to any Permitted Subordinated Indebtedness or the March 2005 Notes.

e.  No Violation of Security Documents.  Neither the Company nor any of its Subsidiaries has breached or violated any of the provisions of the Security Documents (as defined in the 2005 Notes) or taken any action that would impair, or otherwise adversely affect, the rights of any of the Buyers or the Collateral Agent (as defined in the Security Documents) under the Security Documents or otherwise with respect to the Collateral (as defined in the Security Documents).

5.  Representation and Warranties of Each of the Buyers.  Each of the Buyers represents and warrants to the Company that (a) such Buyer is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms.

6.  Acknowledgment of the Company and the Subsidiaries.  The Company and each of the Subsidiaries hereby irrevocably and unconditionally acknowledge, affirm and covenant to each of the Buyers that:

a.  none of the Buyers is in default under any of the Transaction Documents (as defined in the 2005 Purchase Agreement (as amended hereby)) or otherwise has breached any obligations to the Company or any of the Subsidiaries; and

b.  there are no offsets, counterclaims or defenses to the Liabilities or Obligations, including the liabilities and obligations of the Company under the 2005 Purchase Agreement (as amended hereby) and the 2005 Notes (as amended hereby), or to the rights, remedies or powers of the Buyers in respect of any of the Liabilities or Obligations or any of the Transaction Documents, and the Company and each of the Subsidiaries agree not to interpose (and each does hereby waive and release) any such defense, set-off or counterclaim in any action brought by the Buyers with respect thereto.

7.  Avoidance of Doubt.  The parties hereto hereby agree, for the avoidance of doubt, that (a) the term “Securities Purchase Agreement” as used in the Transaction Documents shall mean the 2005 Purchase Agreement, as, and to the extent, amended by this Agreement, (b) the term “2005 Notes” as used in the Transaction Documents shall mean the 2005 Notes, as, and to the extent, amended by this Agreement, (c) the term “Notes” as used in the Transaction Documents shall include the 2005 Notes, as, and to the extent, amended by this Agreement; (d) the terms “Liabilities” and “Obligations” as used in the Transaction Documents shall include all liabilities and obligations of the Company under this Agreement, under the 2005 Purchase Agreement (as amended hereby), under each of the 2005 Notes (as amended hereby) and under the other Transaction Documents, and each of the parties hereto agrees not to take any contrary positions; and (e) the term “March 2005 Notes” as used in the Transaction Documents shall mean the March 2005 Notes, as amended through the date of this Agreement and as may be amended from time to hereafter (to the extent permitted by the Transaction Documents (as amended hereby)).  Further, for purposes of clarification, the parties hereby agree that the Allocation Percentage for each of the Buyers as of the date hereof is as follows:  (a) HFTP – 25.07%; (b) Prom I – 13.33%; (c) Caerus Partners – 1.67%; (d) Prom II – 26.60%; and Leonardo – 33.33%.

8.  Reservation of Rights.  Each of the Buyers hereby agrees not to declare the 2005 Notes due and payable immediately, in accordance with Section 10(b) of the 2005 Notes as a result of any Event of Default (as defined in the 2005 Notes) that occurred prior to the date hereof, or as a result of any Triggering Event (as defined in the 2005 Notes) that occurred prior to the date hereof, in each case, so long as (and only so long as) after the date hereof each of the Company and the Subsidiaries is in compliance with, and has not violated or breached any of, the terms of each of the Transaction Documents, including the 2005 Purchase Agreement (as amended hereby), the 2005 Notes (as amended hereby) and this Agreement.  The Company acknowledges and agrees that none of the Buyers has hereby waived (a) any breach, default, Event of Default or Triggering Event that may be continuing under any of the Transaction Documents or (b) any of such Buyer’s rights or remedies arising from any such breach, default, Event of Default or Triggering Event or otherwise available under the Transaction Documents or at law, and each of the Buyers expressly reserves all such rights and remedies.

9.  Independent Nature of the Buyers.  The obligations of each of the Buyers hereunder are several and not joint with the obligations of the other Buyers, and none of the Buyers shall be responsible in any way for the performance of the obligations of any of the other Buyers hereunder, under the 2005 Purchase Agreement (as amended hereby), any of the 2005 Notes (as amended hereby) or under any of the other Transaction Documents.  Each of the Buyers shall be responsible only for its own agreements and covenants hereunder, under the 2005 Purchase Agreement (as amended hereby), under the 2005 Notes (as amended hereby) and under the other Transaction Documents.  The decision of each of the Buyers to enter into this Agreement has been made by each such party independently of any of the other Buyers and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, and none of the Buyers nor any of their respective agents or employees shall have any liability to any of the other Buyers (or any other Person) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein, in the 2005 Purchase Agreement (as amended hereby), in any of the 2005 Notes (as amended hereby) or in any of the other Transaction Documents, and no action taken by any of the Buyers pursuant hereto or thereto, shall be deemed to constitute any of the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any of the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby or thereby.  Each of the Buyers shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, the 2005 Purchase Agreement (as amended hereby), the 2005 Notes (as amended hereby) and the other Transaction Documents, and it shall not be necessary for any of the other Buyers to be joined as an additional party in any proceeding for such purpose.

10.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The successors and assigns of such entities shall include their respective receivers, trustees or debtors-in-possession.

11.  Further Assurances.  The Company hereby agrees from time to time, as and when requested by any Buyer, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as such Buyer may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the 2005 Purchase Agreement (as amended hereby), the 2005 Notes (as amended hereby) and the other Transaction Documents.

12.  Rules of Construction.  All words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and the use of the word “including” in this Agreement shall be by way of example rather than limitation.

13.  Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.  Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

15.  Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

16.  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

17.  Merger.  This Agreement, the 2005 Purchase Agreement (as amended hereby), the 2005 Notes (as amended hereby), and the other Transaction Documents represent the final agreement of each of the parties hereto with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among any of the parties hereto.

18.  Ratification by Guarantors.  By execution hereof, each of the Subsidiaries hereby acknowledges and agrees that it has reviewed this Agreement and hereby ratifies and confirms its obligations under the Transaction Documents, including such obligations that relate to the 2005 Purchase Agreement (as amended hereby) and the 2005 Notes (as amended hereby).

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the undersigned as of the date first above written.

COMPANY:

GALAXY ENERGY CORPORATION

By:	/s/ Marc A. Bruner
Name:	Marc Bruner
Title:	President

SUBSIDIARIES:

DOLPHIN ENERGY CORPORATION

By:	/s/ Christopher S. Hardesty
Name:	Christopher S. Hardesty
Title:	Treasurer & Secretary

PANNONIAN INTERNATIONAL, LTD.

By:	/s/ C. D. Gritz
Name:	C. D. Gritz
Title:	COO

BUYERS:

HFTP INVESTMENT L.L.C.

By:	Promethean Asset Management L.L.C.
Its:	Investment Manager

By:	/s/ James F. O'Brien
Name:	James F. O'Brien
Title:	Partner and Authorized Signatory

PROMETHEAN I MASTER LTD.

By:	Promethean Asset Management L.L.C.
Its:	Investment Manager

By:	/s/ James F. O'Brien
Name:	James F. O'Brien
Title:	Partner and Authorized Signatory

CAERUS PARTNERS LLC

By:	Promethean Asset Management L.L.C.
Its:	Investment Manager

By:	/s/ James F. O'Brien
Name:	James F. O'Brien
Title:	Partner and Authorized Signatory

PROMETHEAN II MASTER, L.P.

By:	Promethean Asset Management L.L.C.
Its:	Investment Manager

By:	/s/ James F. O'Brien
Name:	James F. O'Brien
Title:	Partner and Authorized Signatory

LEONARDO, L.P.

By:	Leonardo Capital Management, Inc.
Its:	General Partner

By: Angelo, Gordon & Co., L.P.
Its: Director

By:	/s/ John M. Angelo
Name:	John M. Angelo
Title:	Chief Executive Officer